Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 9, 2016 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), by and among WL Ross Holding Corp. (“WL Ross”), Neon Acquisition Company LLC, which was a wholly-owned subsidiary of WL Ross at the time of the mergers described below (“Blocker Merger Sub”), Neon Holding Company LLC, which was a wholly-owned subsidiary of WL Ross at the time of the mergers described below (“Company Merger Sub”), Nexeo Solutions Holdings, LLC (“Nexeo”), TPG Accolade Delaware, L.P. (“Blocker”), and Nexeo Holdco, LLC (“New Holdco”). Pursuant to the Merger Agreement, WL Ross indirectly acquired Nexeo through a series of two mergers. First, Company Merger Sub merged with and into Nexeo (the “Company Merger”), with Nexeo continuing as the surviving entity, with WL Ross and Blocker as its sole owners. Next, immediately following the effectiveness of the Company Merger, Blocker Merger Sub merged with and into Blocker (the “Blocker Merger” and, together with the Company Merger, the “Mergers”), with Blocker continuing as the surviving entity and as a wholly-owned subsidiary of WL Ross.

In connection with the closing of the Business Combination, the registrant (i) changed its year end from December 31 to September 30 and (ii) changed its name from “WL Ross Holding Corp.” to “Nexeo Solutions, Inc.” Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to (i) WL Ross when used in a historical context for any period prior to June 9, 2016 and (ii)  the combined company and its subsidiaries, including Nexeo and its subsidiaries, for any period after June 8, 2016. “WL Ross” refers to the registrant prior to the Closing Date.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, combines the historical consolidated statement of operations of the Company for the year ended December 31, 2015 and of Nexeo for the year ended September 30, 2015, giving effect to the Business Combination as if it had been consummated on January 1, 2015, the beginning of the Company’s most recently completed fiscal year (before giving effect to the change in year end to September 30 in connection with the completion of the Business Combination).  In conjunction with the change in year end from December 31, to September 30, the Company considered the need to recast the previously provided unaudited condensed combined pro forma statement of operations for the year ended December 31, 2015 and has determined that the results of operations for the Company for the period from October 1, 2015 through December 31, 2015 was not material and therefore the Company concluded there was no need to recast the unaudited pro forma financial information.  The unaudited pro forma condensed combined statement of operations for the nine-months ended June 30, 2016 combines the historical condensed consolidated statement of operations of the Company for the nine-months ended June 30, 2016 and of Nexeo for the period from October 1, 2015 through June 8, 2016, giving effect to the Business Combination as if it had been consummated on January 1, 2015, the beginning of the Company’s most recently completed fiscal year (before giving effect to the change in year end to September 30 in connection with the completion of the Business Combination). No pro forma balance sheet as of June 30, 2016 has been presented herein because the Company’s historical balance sheet as of June 30, 2016 already reflects the completion of the Business Combination.  The unaudited pro forma condensed combined financial information also gives effect to the merger of Blocker, a holding company that held an investment in Nexeo prior to the Business Combination and continues to hold an investment in Nexeo. Blocker had and has immaterial assets, liabilities and expenses apart from its investment in Nexeo and therefore no separate financial statements of Blocker are presented. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (1) directly attributable to the Business Combination; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are included in the respective reports referenced in this Current Report on Form 8-K:

•                  Historical audited consolidated statement of operations of WL Ross at, and for the year ended, December 31, 2015, and the related notes, included in WL Ross’ Annual Report on Form 10-K for the year ended December 31, 2015;

•                  Historical audited consolidated statement of operations of Nexeo at, and for the year ended, September 30, 2015, and the related notes, beginning on page F-48 of WL Ross’ definitive proxy statement filed on May 10, 2016, as revised on May 18, 2016 and May 26, 2016 (the “Proxy Statement”); and

•                  Historical unaudited condensed consolidated financial statements of the Company for the period from October 1, 2015 through June 8, 2016, and the related notes, included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

The unaudited pro forma condensed financial information presented herein reflects actual redemptions of 29,793,320 shares of common stock by the Company stockholders in conjunction with the stockholder vote on the transactions contemplated by the Merger Agreement at the meeting held on June 9, 2016.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with U.S. GAAP with the Company as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the acquisition date with any excess purchase price allocated to goodwill.

The total purchase consideration and the related purchase consideration allocation described below is preliminary as the Company has not yet completed all the necessary fair value assessments, including the assessments of property, plant and equipment, intangibles, contingent consideration and the related tax impacts on these items. As a result, the unaudited pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The unaudited pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. The Company has estimated the fair value of assets acquired and liabilities assumed based on discussions with members of Nexeo’s management, preliminary valuation studies, due diligence and information presented in the financial statements and accounting records of the Company and Nexeo. The valuation will be finalized as soon as practicable within the required measurement period, but in no event later than twelve months following completion of the Business Combination. Any increases or decreases in the fair value of these identifiable tangible and intangible assets and liabilities upon completion of the final valuations will result in adjustments to the balance sheet and/or statement of operations. In addition, the final purchase price of the Business Combination is subject to the settlement of the final net working capital adjustment.  The calculation of such net working capital adjustment is required no later than 75 days following the close of the Business Combination and is subject to approval within 30 days after its submission to the respective parties. The final purchase price and the final purchase price allocation may be different than that reflected in the preliminary purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information does not reflect the benefits of cost-saving initiatives (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Business Combination and, accordingly, does not attempt to predict results. The unaudited pro forma condensed combined financial information also excludes the effects of costs associated with any restructuring activities, integration activities or asset dispositions resulting from the Business Combination, as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred as of the closing date of the Business Combination. However, such costs could affect the combined company following the Business Combination in the period the costs are incurred or recorded.

NEXEO SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
NINE-MONTHS ENDED JUNE 30, 2016
(in millions, except per share amounts)

	COMPANY (a)	NEXEO(b)	Pro Forma Purchase Accounting Adj.		Pro Forma Financing Adj.		Pro Forma Combined
Sales and operating revenue	$214.3	$2,340.1	$—		$—		$2,554.4
Cost of sales and operating expenses	195.5	2,068.2	10.1	(c)	—		2,266.9
			(6.9	)(d)
Gross profit	18.8	271.9	(3.2)		—		287.5
Selling, general and administrative costs	19.2	208.9	5.1	(c)	—		233.2
Transaction and related costs	18.0	33.4	(51.4	)(e)	—		—
Change in fair value of contingent consideration	(2.3)	—	—		—		(2.3)
Operating income (loss)	(16.1)	29.6	43.1		—		56.6
Other income	—	2.9	—		—		2.9
Interest income	0.9	0.1	(0.9	)(f)	—		0.1
Interest expense	(3.2)	(42.3)	—		8.3	(h)	(37.2)
Income (loss) before income taxes	(18.4)	(9.7)	42.2		8.3		22.4
Income tax expense (benefit)	(1.3)	4.2	16.0	(g)	(10.9	)(g)	8.0
Net (loss) income from continuing operations	$(17.1)	$(13.9)	$26.2		$19.2		$14.4
Weighted average common shares outstanding:
Basic	21,241,897		55,504,271	(i)			76,746,168
Diluted	21,241,897		55,504,271	(i)			76,746,168
Net income (loss) per common share:
Basic	$(0.81)						$0.19
Diluted	$(0.81)						$0.19

See accompanying notes to the unaudited pro forma condensed combined financial information.

NEXEO SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
(in millions, except per share amounts)

	COMPANY(a)	NEXEO(b)	Pro Forma Purchase Accounting Adj.		Pro Forma Financing Adj.		Pro Forma Combined
Sales and operating revenue	$—	$3,949.1	$—		$—		$3,949.1
Cost of sales and operating expense	—	3,541.1	14.2	(c)	—		3,555.3
Gross profit	—	408.0	(14.2)		—		393.8
Selling, general and administrative costs	0.8	329.5	5.8	(c)	—		336.1
Transaction and related costs	—	0.1	(0.1	)(e)	—		—
Operating income (loss)	(0.8)	78.4	(19.9)		—		57.7
Other income	—	11.4	—		—		11.4
Interest income	0.4	0.1	(0.4	)(f)	—		0.1
Interest expense	—	(64.8)	—		14.9	(h)	(49.9)
Income (loss) before income taxes	(0.4)	25.1	(20.3)		14.9		19.3
Income tax expense (benefit)	—	4.0	18.8	(g)	(15.8	)(g)	7.0
Net (loss) income from continuing operations	$(0.4)	$21.1	$(39.1)		$30.7		$12.3
Weighted average common shares outstanding:
Basic	14,846,923		61,727,842	(j)			76,574,765
Diluted	14,846,923		61,727,842	(j)			76,574,765
Net income (loss) per common share:
Basic	$(0.02)						$0.16
Diluted	$(0.02)						$0.16

   See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Business Combination

On June 9, 2016, the Company consummated the Business Combination in accordance with the Merger Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, the Company acquired Nexeo through the Mergers.

The aggregate purchase price for the Business Combination and related transactions was approximately $1.6 billion (including total net purchase consideration of $812.0 million and assumed net debt, described as follows), which is the value implied by adding (i) approximately $276.7 million of equity consideration in the combined company issued to the equityholders of Nexeo and Blocker (the “Selling Equityholders”), (ii) approximately $30.2 million of consideration transferred to the Selling Equityholders in the form of shares of common stock originally issued to WL Ross Sponsor LLC (our “Sponsor”) at the time of the IPO (the “Founder Shares”), (iii) approximately $360.6 million of cash consideration paid to the Selling Equityholders at the closing of the Business Combination (net of cash acquired), (iv) approximately $49.6 million for the estimated fair value of the deferred payment to be made in cash to the Selling Equityholders pursuant to the Merger Agreement (the “Deferred Cash Consideration”) payable to Selling Equityholders, (v) approximately $94.9 million for the estimated fair value of the tax receivable agreement and (vi) the assumption of certain of Nexeo’s debt and accrued interest totaling approximately $774.3 million as of June 8, 2016, (v). The total consideration paid to Selling Equityholders at the closing of the Business Combination was funded through a combination of 27,673,604 shares of newly-issued common stock of the Company (the “Stock Consideration”) and an amount of cash equal to the sum of (i) cash held by Nexeo and certain of its subsidiaries at the closing of the Business Combination, (ii) cash available to us from our trust account, after giving effect to redemptions that were elected by our public stockholders for their pro rata share of the aggregate amount of funds on deposit prior to closing the Business Combination and certain transaction fees and expenses in connection with the Business Combination, including Stock Consideration to satisfy the payment of $18.3 million in deferred underwriting commissions to the underwriters of our IPO, and (iii) the PIPE investment, less certain transaction expenses. The proceeds from the trust account, debt financing and PIPE investment in excess of that which was needed to consummate the Business Combination and repay Nexeo’s assumed debt will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Under the Merger Agreement, as part of the purchase consideration described above, Selling Equityholders also received at the closing of the Business Combination as consideration from our Sponsor a portion of the Founder Shares issued to our Sponsor at the time of the IPO. Our Sponsor provided this consideration to Selling Equityholders in lieu of transferring such Founder Shares to the Company for cancellation, in exchange for no consideration, and the reissuance of such Founder Shares to Selling Equityholders by the Company. The Founder Shares transferred to Selling Equityholders in connection with the Mergers are subject to the conditions and restrictions set forth in the Founder Share Transfer Letter Agreement, dated March 21, 2016, as it may be amended from time to time, by and among Holdco, our Sponsor and WL Ross (the “Transfer Letter”), the Shareholders’ and Registration Rights Agreement, dated June 6, 2016, by and among WL Ross, the Sponsor and New Holdco (the “SHRRA”), and the underwriting agreement that WL Ross entered into with the underwriters at the time of our IPO. The Sponsor transferred 3,554,240 Founder Shares to Selling Equityholders, which shares are subject to forfeiture, transfer restrictions and restrictions on dividend distributions in the event that certain stock price milestones are not met. For more information about the Transfer Letter, please see the section of the Proxy Statement entitled “Proposal No. 1 — Approval of the Business Combination — Related Agreements — Transfer Letter”.

In addition to the transactions contemplated by the Merger Agreement and in connection with the Business Combination, the private placement warrants issued to our Sponsor at the time of our IPO were exchanged by our Sponsor for our common stock at an exchange ratio of 0.10 shares of common stock for each private placement warrant at the closing of the Business Combination in the Private Placement Warrant Exchange.

Pursuant to the terms of the Merger Agreement, the aggregate stock ownership of Selling Equityholders from the Stock Consideration and the Founder Shares transferred under the Transfer Letter was subject to a 35% cap. Selling Equityholders will receive any remaining purchase price as Deferred Cash Consideration. Selling Equityholders’ right to receive Deferred Cash Consideration is subject to the terms and conditions set forth in the Merger Agreement and SHRRA.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting and is based on the historical condensed consolidated financial statements of the Company and Nexeo. Prior to the Mergers, WL Ross’ year end was December 31. Nexeo’s fiscal year end was September 30. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines WL Ross’ consolidated statement of operations for the year ended December 31, 2015 (before giving effect to the change in year end in connection with the completion of the Business Combination) with Nexeo’s consolidated statement of operations for the year ended September 30, 2015. The unaudited pro forma condensed combined statement of operations for the nine-months ended June 30, 2016 combines the Company’s condensed consolidated statement of operations for the nine-months ended June 30, 2016 with Nexeo’s condensed consolidated statement of operations for the period from October 1, 2015 through June 8, 2016. No pro forma balance sheet as of June 30, 2016 has been presented herein because the Company’s historical balance sheet as of June 30, 2016 already reflects the completion of the Business Combination.  The unaudited pro forma condensed combined financial information also gives effect to the merger of Blocker, a holding company that held an investment in Nexeo prior to the Business Combination and continues to hold an investment in Nexeo. Blocker had and has immaterial assets, liabilities and expenses apart from its investment in Nexeo and therefore no separate financial statements of Blocker are presented. The unaudited pro forma condensed combined financial information also reflects the actual redemption of a total of 29,793,320 shares of common stock pursuant to the terms of WL Ross’ Amended and Restated Certificate of Incorporation, resulting in a total payment to redeeming stockholders of $298.5 million.

The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combination (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by WL Ross, who was determined to be the accounting acquirer.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Business Combination include estimated advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial information does not reflect the impact of possible revenue or earnings enhancements, cost savings initiatives, or asset dispositions. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact.

The historical condensed consolidated statements of operations of Nexeo conform to the Company’s financial statement presentation and accounting policies.

3. Preliminary Allocation of Purchase Consideration

The total purchase consideration for the Business Combination has been allocated to the identifiable tangible and intangible assets acquired and liabilities assumed for purposes of this unaudited pro forma condensed combined financial information based on their estimated fair values at the date of acquisition. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than twelve months following the Closing Date. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase consideration allocable to goodwill and could impact the operating results of the Company following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities.

The purchase consideration was preliminarily allocated as follows (in millions):

Preliminary Purchase Consideration Allocation

Accounts receivable	$470.0
Inventory	328.5
Other current assets	24.5
Property, plant and equipment	339.5
Customer-related intangible	197.0
Trade name	20.5
Other non-current assets	3.3
Deferred tax assets	1.2
Goodwill	695.6
Total assets acquired	2,080.1

Short-term borrowings and current portion of capital leases	40.6
Accounts payable	338.0
Other current liabilities	52.7
Long-term portion of capital leases	23.0
Long-term debt	767.3
Deferred tax liability	41.3
Other non-current liabilities	5.2
Total liabilities assumed	1,268.1

Net assets acquired	$812.0

As previously mentioned, the total purchase consideration of $812.0 million includes $94.9 million of contingent consideration associated with the Tax Receivable Agreement, $49.6 million associated with the Deferred Cash Consideration and $30.2 million associated with the Founder Shares transferred by the Sponsor to Selling Equityholders. The total purchase consideration also includes approximately $276.7 million of equity consideration in the combined company that was issued to Selling Equityholders in order to effectuate the Business Combination.

As described above, $94.9 million of the contingent consideration relates to the Tax Receivable Agreement that WL Ross entered into with Selling Equityholders, which generally provides for the payment by the Company to Selling Equityholders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the Closing as a result of (i) certain increases in tax basis resulting from the Company Merger, (ii) certain tax attributes of Nexeo existing prior to the Mergers, (iii) net operating losses and certain other tax attributes of Blocker available to the Company as a result of the Blocker Merger, and (iv) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement.

The contingent consideration also includes $49.6 million in Deferred Cash Consideration that will be paid to Selling Equityholders. The Deferred Cash Consideration will be an amount equal to the prevailing common stock price of the Company at the time that the Company pays the applicable deferred cash payment multiplied by the number of shares of common stock used to calculate the Deferred Cash Consideration payable to Selling Equityholders pursuant to the Merger Agreement (the “Excess Shares”); provided, that if the Company so elects, it may fund the Deferred Cash Consideration earlier through equity sales, in which case the Deferred Cash Consideration would equal the proceeds received in the applicable equity offering from the sale of a number of shares of common stock equal to the number of Excess Shares. The estimated fair value of the Deferred Cash Consideration was approximately $49.6 million based on the share price at the Closing Date, but will vary in the future depending on the applicable prevailing share price at any specific point in time.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of intangibles derived from customer relationships and the Nexeo trade name. Customer relationships were valued through application of the income approach. Under this approach, revenue, operating expenses and other costs associated with existing customers were estimated in order to derive cash flows attributable to the existing customer relationships. The resulting cash flows were then discounted to present value at a rate of 12.5% to arrive at the fair value of existing customer relationships as of the valuation date. The trade name was valued through application of the income approach, involving the estimation of likely future sales and an appropriate royalty rate of 0.25%. The amortization related to these amortizable identifiable intangible assets is reflected as an unaudited pro forma adjustment to the unaudited pro forma condensed combined statement of operations using the straight-line method. Management has determined the estimated remaining useful life of these assets based on its consideration of relevant factors. A 12-year remaining useful life for customer relationships has been preliminarily estimated based on the projected economic benefits associated with these assets. The 12-year useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. A four-year remaining useful life for the trade name has been preliminarily estimated based on the period in which the Company expects a market participant would use the name prior to rebranding and the length of time the name is expected to maintain recognition and value in the marketplace. These assumptions have been developed based on discussions with Nexeo’s management and Nexeo’s historical customer data. The amount that will ultimately be allocated to these identified intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation.

The preliminary valuation for property, plant and equipment was based on the fair market value of such assets determined using the cost approach. The cost approach consisted of estimating the fixed assets’ replacement cost new less all forms of depreciation. The assets’ reported historical costs in Nexeo’s fixed asset ledgers, assuming full asset utilization, were adjusted for inflation using cost inflationary indices obtained from public sources, including the U.S. Bureau of Labor Statistics. Depreciation expense was preliminarily estimated based on a straight line methodology, using original useful lives ranging from 5 - 30 years and residual/salvage rates for in-use assets ranging from 2 - 15% and taking into consideration of the fixed assets’ reported ages and the remaining estimated service lives. Land was presented at its historical carrying value which approximates fair value as it reflects valuations determined in conjunction with recent business combinations using the sales comparison approach.

Goodwill represents the excess of the total purchase consideration over the fair value of the acquired net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Nexeo.

4. Pro Forma Adjustments

Pro Forma Adjustments to the Statement of Operations:

(a) Represents the historical consolidated statement of operations of Nexeo Solutions, Inc. for the nine months ended June 30, 2016 and of WL Ross Holding Corp. for the year ended December 31, 2015, respectively.

(b) Represents the historical consolidated statement of operations of Nexeo Solutions Holdings, LLC for the period from October 1, 2015 through June 8, 2016 and for the year ended September 30, 2015, respectively.

(c) Represents the adjustment to record the change in depreciation expense and intangible asset amortization based on the purchase price allocation as follows (in millions):

	Nine Months Ended June 30, 2016	Year Ended December 31, 2015
Historical depreciation and amortization:
Cost of sales and operating expenses	$13.2	$17.1
Selling, general and administrative costs	24.5	35.4
Total historical depreciation and amortization	$37.7	$52.5
Pro forma depreciation and amortization:
Cost of sales and operating expenses	$23.3	$31.3
Selling, general and administrative costs	29.6	41.2
Total pro forma depreciation and amortization	$52.9	$72.5
Net depreciation and amortization adjustment:
Cost of sales and operating expenses	$10.1	$14.2
Selling, general and administrative costs	5.1	5.8
Net adjustments to depreciation and amortization	$15.2	$20.0

A 10% increase/decrease in the fair value attributable to property, plant and equipment would result in an increase/decrease in annual depreciation expense of approximately $5.0 million. A 10% increase/decrease in the fair value attributable to identified intangible assets would result in an increase/decrease in annual amortization expense of approximately $2.2 million. We believe that using a 10% threshold in our sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and would demonstrate a meaningful impact on the unaudited pro forma condensed combined statement of operations.

(d) Represents the adjustment to remove the realization of the inventory step-up expense associated with purchase price accounting.

(e) Represents the adjustment to eliminate transaction and related costs expensed by Nexeo Solutions and Nexeo in their historical consolidated statements of operations. These transaction and related costs are non-recurring, directly attributable to and incremental costs of the Business Combination, which are reflected in the historical financial information and have been removed from the unaudited pro forma condensed combined statements of operations.

(f) Represents the adjustment to eliminate historical interest income of the Company associated with the funds that were previously held in trust, which were used to fund the purchase consideration to effectuate the Business Combination.

(g) Represents the tax impacts related to depreciation and amortization, the adjustment to record the additional income tax expense resulting from the unaudited pro forma adjustments related to purchase price allocation adjustments (including additional depreciation and amortization) and financing.  Also represents, an adjustment to record the tax expense associated with the income from operations of Nexeo, which is classified as a partnership for U.S. federal income tax purposes, since it is now subject to corporate-level tax as a result of our ownership of Nexeo. All adjustments have been calculated based on an estimated global statutory tax rate of 35%. The effective tax rate of the Company could be significantly different depending on post-acquisition income and other activities in various foreign tax jurisdictions.

(h) Represents the net adjustment to interest expense associated with the incurrence of $768.0 million of debt in connection with the Business Combination and the decrease in interest expense related to historical debt of Nexeo. The net adjustment to interest expense is calculated as follows (in millions):

	Nine Months Ended June 30, 2016	Year Ended December 31, 2015
Interest expense and amortization of debt issuance costs and original issue discount on new debt	$(32.7)	$(47.7)
Less: interest expense and amortization of debt issuance costs and original issue discount on Nexeo’s refinanced debt	41.0	62.6
Net adjustment to interest expense	$8.3	$14.9

The new debt issuance costs will be amortized on a straight-line basis (which approximates the effective-interest method) over a period of 5 to 7 years. The weighted-average interest rate of new debt incurred is expected to be 4.8%. A change in the weighted average interest rate of 0.125% would change the annual interest expense by approximately $983 thousand.

(i) Represents the shares issued in connection with the Business Combination assuming the shares are outstanding for the entire period presented and not just the 22 days from the Closing Date to June 30, 2016.  See adjustment (j) for additional detail regarding the shares issued in connection with the Business Combination.

(j) The following table represents the changes to the shares of common stock related to the new structure:

Pro Forma Combined
Shares subject to redemption at June 8, 2016	47,512,924
Issuance of shares to Selling Equityholders upon consummation of the Business Combination	27,673,604
Issuance of shares pursuant to PIPE investment to fund redemptions	23,492,306
Private placement warrants	2,240,000
Removal of Founder Shares from common stock outstanding pursuant to Founder Shares Exchange(1)	(12,506,250)
Shares redeemed from existing WL Ross shareholders	(29,793,320)
Issuance of shares to advisors	3,078,578
Director shares	30,000
Net adjustment to pro forma diluted shares outstanding	61,727,842

(1) As part of the Business Combination, the Founder Shares (including the Founder Shares transferred to Selling Equityholders) are subject to forfeiture, transfer restrictions and restrictions on dividend distributions in the event that certain stock price milestones (which are in excess of the current share price) are not met, and as a result the Founder Shares are excluded from the calculation of weighted average common shares outstanding.